Filed Pursuant to Rule 424(b)(5)

Registration No. 333-178272

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Aggregate Offering Price	Registration Fee(1)
1.750% Senior Notes due May 15, 2017	$250,000,000	99.340%	$28,650
4.500% Senior Notes due May 15, 2042	$500,000,000	95.774%	$57,300

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PROSPECTUS SUPPLEMENT

May 1, 2012

(To Prospectus Dated December 2, 2011)

$750,000,000

$250,000,000 1.750% Senior Notes Due 2017

$500,000,000 4.500% Senior Notes Due 2042

We are offering $250,000,000 aggregate principal amount of our 1.750% senior notes due 2017 (the “2017 Notes”) and $500,000,000 aggregate principal amount of our 4.500% senior notes due 2042 (the “2042 Notes”). The 2017 Notes and the 2042 Notes are collectively referred to herein as the “Notes.”

The 2017 Notes will bear interest at a rate of 1.750% per year and will mature on May 15, 2017. The 2042 Notes will bear interest at a rate of 4.500% per year and will mature on May 15, 2042. Interest on the Notes of each series is payable on May 15 and November 15 of each year, beginning November 15, 2012. We may redeem the Notes of either series at any time, in whole or in part, at the redemption prices described in this prospectus supplement.

The Notes will be unsecured senior obligations of our company and will rank equally with all of our other existing and future unsecured and unsubordinated indebtedness.

The Notes will not be listed on any securities exchange. Currently, there is no public market for the Notes.

Investing in the Notes involves risks. See “Forward-Looking Information/Risk Factors” beginning on page 41 of our 2011 Aetna Annual Report, Financial Report to Shareholders incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2011, as updated by our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price(1)	Underwriting Discounts and Commissions	Proceeds to Aetna Inc. (before expenses)
Per 2017 Note	99.340%	0.600%	98.740%
2017 Note Total	$248,350,000	$1,500,000	$246,850,000
Per 2042 Note	95.774%	0.875%	94.899%
2042 Note Total	$478,870,000	$4,375,000	$474,495,000

Total	$727,220,000	$5,875,000	$721,345,000

(1)	Plus accrued interest, if any, from May 4, 2012, if settlement occurs after that date.

The underwriters expect to deliver the Notes in registered book-entry form only through the facilities of The Depository Trust Company (“DTC”) for the benefit of its direct and indirect participants, including Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”), to purchasers on or about May 4, 2012.

Joint Book-Running Managers

Barclays	BofA Merrill Lynch	Citigroup	Credit Suisse

Senior Co-Managers

Goldman, Sachs & Co.	J.P. Morgan	Morgan Stanley	RBS

UBS Investment Bank	US Bancorp	Wells Fargo Securities

Co-Managers

BNY Mellon Capital Markets, LLC	Fifth Third Securities, Inc.	HSBC
Mitsubishi UFJ Securities	PNC Capital Markets LLC	SunTrust Robinson Humphrey

We have not, and the underwriters have not, authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement and in the accompanying prospectus or in any free writing prospectus prepared by us or on our behalf or to which we have referred you. Neither we nor the underwriters take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

This prospectus supplement and the accompanying prospectus may only be used where it is legal to sell these securities. The information in this prospectus supplement and the accompanying prospectus may only be accurate as of the date of this prospectus supplement, the accompanying prospectus or the information incorporated by reference herein or therein, and the information in any free writing prospectus may only be accurate as of the date of such free writing prospectus. Our business, financial condition, results of operations and/or prospects may have changed since those dates.

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

In this prospectus supplement and the accompanying prospectus, all references to “Aetna,” the “Company,” “we,” “us” and “our” refer to Aetna Inc. and its consolidated subsidiaries, unless the context otherwise requires. The “underwriters” refers to the financial institutions named on the front cover of this prospectus supplement.

We are offering the Notes globally for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the Notes in certain jurisdictions may be restricted by law. Persons who receive this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See “Underwriting.”

S-ii

THE OFFERING

The offering terms of the Notes are summarized below solely for your convenience. This summary is not a complete description of the Notes. You should read the full text and more specific details contained elsewhere in this prospectus supplement and the accompanying prospectus. For a more detailed description of the Notes, see the discussion under the caption “Description of the Notes” beginning on page S-7 of this prospectus supplement.

Issuer

Aetna Inc.

Notes Offered

$250,000,000 aggregate principal amount of 1.750% senior notes due 2017 (the “2017 Notes”) and $500,000,000 aggregate principal amount of 4.500% senior notes due 2042 (the “2042 Notes”). The “2017 Notes” and the “2042 Notes” are collectively referred to herein as the “Notes.”

Maturity

The 2017 Notes will mature on May 15, 2017. The 2042 Notes will mature on May 15, 2042.

Interest Payment Dates

May 15 and November 15, beginning November 15, 2012.

Optional Redemption

At any time prior to April 15, 2017 (one month prior to the maturity date of the 2017 Notes), we may redeem the 2017 Notes, in whole or in part, at the redemption price described in this prospectus supplement, plus any interest accrued but not paid to the date of redemption. At any time on or after April 15, 2017 (one month prior to the maturity date of the 2017 Notes), we may redeem the 2017 Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2017 Notes being redeemed, plus any interest accrued but not paid to the date of redemption.

At any time prior to November 15, 2041 (six months prior to the maturity date of the 2042 Notes), we may redeem the 2042 Notes, in whole or in part, at the redemption price described in this prospectus supplement, plus any interest accrued but not paid to the date of redemption. At any time on or after November 15, 2041 (six months prior to the maturity date of the 2042 Notes), we may redeem the 2042 Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2042 Notes being redeemed, plus any interest accrued but not paid to the date of redemption.

We are not required to establish a sinking fund to retire or repay the Notes of either series.

Repurchase upon Change of Control

Upon the occurrence of both (1) a Change of Control (as defined in “Description of the Notes”) and (2) a downgrade of the Notes of a series below an investment grade rating by each of the Rating Agencies (as defined in “Description of the Notes”) within a specified period, we will be required to make an offer to purchase all of the Notes of such series at a price equal to 101% of the principal amount of the Notes of such series, plus any accrued and unpaid interest to the date of repurchase. See “Description of the Notes — Repurchase Upon a Change of Control.”

Ranking

The Notes will be our senior unsecured and unsubordinated obligations and will rank equally with all of our other existing and future unsecured and unsubordinated indebtedness. See “Description of the Notes.”

Additional Issuances

In the future we may, without the consent of the holders of the Notes of a series, increase the aggregate principal amount of Notes of such series offered on the same terms and conditions (except that the public offering price, issue date and first interest payment date may vary).

Use of Proceeds

We expect to use the estimated $720,345,000 in net proceeds after deducting underwriting discounts and commissions and estimated offering expenses from this offering for general corporate purposes, which may include the repayment of our short-term debt, the redemption or repurchase of our outstanding securities and funding our working capital. See “Use of Proceeds.”

Covenants

The indenture for the Notes limits our ability to consolidate with or merge with or into any other person (other than in a merger or consolidation in which we are the surviving person) or sell our property or assets as, or substantially as, an entirety to any person. This covenant is subject to important qualifications and limitations. See “Description of Debt Securities — Consolidation, Merger and Sale of Assets” in the accompanying prospectus.

The indenture for the Notes does not restrict our ability to incur additional indebtedness. Under the terms of the Notes, the holders of the Notes will not have the benefit of the covenant in the indenture for the Notes described under “Description of Debt Securities — Limitations on Liens on Common Stock of Principal Subsidiaries” in the accompanying prospectus.

No Cross-Default

Under the terms of the Notes, the holders of the Notes will not have the benefit of the cross-acceleration event of default in the indenture for the Notes described in the fourth bullet under “Description of Debt Securities — Events of Default and Notice Thereof” in the accompanying prospectus.

Minimum Denominations

The Notes will be issued and may be transferred only in minimum denominations of $2,000 and multiples of $1,000 in excess thereof.

Risk Factors

For a discussion of factors you should carefully consider before deciding to purchase the Notes, see “Forward-Looking Information/ Risk Factors” beginning on page 41 of our 2011 Aetna Annual Report, Financial Report to Shareholders (the “2011 Annual Report”), incorporated by reference in, and filed with the Securities and Exchange Commission (the “SEC”) as an exhibit to, our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as updated by our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012 and in any subsequent filings with the SEC that are incorporated by reference herein.

THE COMPANY

We are one of the nation’s leading diversified health care benefits companies, serving approximately 36.1 million people at March 31, 2012, with information and resources to help them make better informed decisions about their health care. At March 31, 2012, we served approximately 17.9 million medical members, 13.6 million dental members and 8.6 million pharmacy benefit management services members. We offer a broad range of traditional and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life and disability plans, medical management capabilities, Medicaid health care management services and health information technology services. Our customers include employer groups, individuals, college students, part-time and hourly workers, health plans, health care providers, governmental units, government-sponsored plans, labor groups and expatriates. Our operations are conducted in three business segments: Health Care, Group Insurance and Large Case Pensions.

Our principal executive offices are located at 151 Farmington Avenue, Hartford, Connecticut 06156, and our telephone number is (860) 273-0123. Internet users can obtain information about Aetna and its services at http://www.aetna.com. This text is not an active link, and our website and the information contained on that site, or connected to that site, are not incorporated into this prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our filings with the SEC, including the registration statement containing this prospectus supplement (including the exhibits and schedules thereto).

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC prior to the termination of the offering under this prospectus supplement will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we file with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the termination of the offering under this prospectus supplement:

(a) Our Current Reports on Form 8-K filed on February 28, 2012 and March 28, 2012;

(b) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012;

(c) Our 2011 Annual Report on Form 10-K for the year ended December 31, 2011, including our 2011 Annual Report; and

(d) Our Definitive Proxy Statement on Schedule 14A filed on April 9, 2012 (solely to the extent incorporated by reference into Part III of our 2011 Annual Report on Form 10-K).

You may request a free copy of these filings by writing, telephoning, sending a facsimile to or e-mailing the office of the Corporate Secretary, Aetna Inc., 151 Farmington Avenue, RW61, Hartford, Connecticut 06156-3124, Telephone: (860) 273-0123, Facsimile: (860) 293-1361, E-mail: shareholderrelations@aetna.com.

CAPITALIZATION

The following table shows our capitalization on a consolidated basis as of March 31, 2012 (unaudited) and as adjusted for the sale of $250,000,000 aggregate principal amount of 2017 Notes and $500,000,000 aggregate principal amount of 2042 Notes offered by this prospectus supplement.

	Actual	As Adjusted
	(Millions)
Short-term debt:
Commercial paper program(1)	$150.0	$150.0

Total short-term debt	$150.0	$150.0

Long-term debt:
Senior notes, 6.0% due 2016	748.2	748.2
Senior notes, 6.5% due 2018	499.1	499.1
Senior notes, 3.95% due 2020	742.8	742.8
Senior notes, 4.125% due 2021	493.6	493.6
Senior notes, 6.625% due 2036	798.7	798.7
Senior notes, 6.75% due 2037	695.9	695.9
Senior notes, 1.750% due 2017	—	248.4
Senior notes, 4.500% due 2042	—	478.9

Total long-term debt	$3,978.3	$4,705.6

Shareholders’ equity:
Common stock ($.01 par value; 2.6 billion shares authorized and 347.4 million shares issued and outstanding) and additional paid-in capital	$994.1	$994.1

Retained earnings	10,452.6	10,452.6
Accumulated other comprehensive loss	(1,147.7)	(1,147.7)

Total shareholders’ equity	10,299.0	10,299.0

Total Capitalization	$14,427.3	$15,154.6

(1)	At April 30, 2012, we had approximately $400 million of commercial paper outstanding.

USE OF PROCEEDS

Our net proceeds from this offering are estimated to be approximately $720,345,000 after deducting underwriting discounts and commissions and estimated offering expenses. We expect to use the net proceeds for general corporate purposes, which may include the repayment of our short-term debt, the redemption or repurchase of our outstanding securities and funding our working capital. Certain of the underwriters participating in this offering are dealers in our commercial paper program and certain of the underwriters and their affiliates may hold positions in our outstanding securities. To the extent that we use the proceeds of this offering to repay our outstanding commercial paper or purchase our outstanding securities, certain of those underwriters or their affiliates may receive proceeds from this offering as a result of their ownership of such securities. See “Underwriting.”

SELECTED FINANCIAL INFORMATION

The following table sets forth our selected consolidated financial data for each of the years ended December 31, 2007 through 2011, and the three-month periods ended March 31, 2012 and March 31, 2011. The financial data for the three-month periods ended March 31, 2012 and March 31, 2011 is derived from our unaudited financial statements. The unaudited financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations during that period and as of that date. Operating results for the three months ended March 31, 2012 are not necessarily indicative of those to be expected for the full fiscal year.

The following information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012 and our 2011 Annual Report, each filed with the SEC and incorporated by reference in this prospectus supplement. For additional information, see “Where You Can Find More Information” in this prospectus supplement.

	Three Months Ended March 31,		Years Ended December 31,
(Millions)	2012	2011	2011	2010	2009	2008	2007
INCOME STATEMENT DATA:
Total revenue	$8,915.8	$8,387.8	$33,779.8	$34,246.0	$34,764.1	$30,950.7	$27,599.6

Health care costs	5,857.5	5,348.0	21,653.5	22,719.6	24,061.2	20,785.5	17,294.8
Current and future benefits	510.9	485.5	1,876.5	2,013.4	2,078.1	1,938.7	2,248.1
Operating expenses	1,666.0	1,563.5	6,804.4	6,519.0	6,383.0	5,751.5	5,046.4
Interest expense	59.3	66.1	246.9	254.6	243.4	236.4	180.6
Amortization of other acquired intangible assets	37.8	26.3	120.7	95.2	97.2	108.2	97.6
Reduction of reserve for anticipated future losses on discontinued products	—	—	—	—	—	(43.8)	(64.3)

Total benefits and expenses	8,131.5	7,489.4	30,702.0	31,601.8	32,862.9	28,776.5	24,803.2

Income from continuing operations before income taxes	784.3	898.4	3,077.8	2,644.2	1,901.2	2,174.2	2,796.4
Income taxes	273.3	312.4	1,092.1	877.4	624.7	790.1	965.4

Income from continuing operations	$511.0	$586.0	$1,985.7	$1,766.8	$1,276.5	$1,384.1	$1,831.0

BALANCE SHEET DATA (AT PERIOD END):
Total assets	$39,336.1	$37,801.3	$38,593.1	$37,739.4	$38,550.4	$35,852.5	$50,724.7

Debt:
Short-term	$150.0	$85.0	$425.9	$—	$480.8	$215.7	$130.7
Current portion of long-term	—	450.0	—	899.9	—	—	—
Long-term, less current portion	3,978.3	3,483.0	3,977.7	3,482.6	3,639.5	3,638.3	3,138.5

Total debt	$4,128.3	$4,018.0	$4,403.6	$4,382.5	$4,120.3	$3,854.0	$3,269.2

Shareholders’ equity	$10,299.0	$10,203.2	$10,120.2	$9,890.8	$9,503.8	$8,186.4	$10,038.4

DESCRIPTION OF THE NOTES

The Notes offered by this prospectus supplement consist of two separate series of “senior debt securities” as described in the accompanying prospectus. This description supplements the description of the general terms and provisions of the debt securities found in the accompanying prospectus.

Capitalized terms used and not otherwise defined below or elsewhere in this prospectus supplement or the accompanying prospectus are used with the respective meanings given thereto in the Senior Indenture dated as of March 2, 2001 between Aetna Inc. and U.S. Bank National Association, successor-in-interest to State Street Bank and Trust Company, as Trustee (the “Base Indenture”), as supplemented by the Supplemental Indenture to be dated as of May 4, 2012 between the Company and the Trustee (the “Supplemental Indenture”). Any reference to the “Indenture” contained in this prospectus supplement refers to the Base Indenture as supplemented by the Supplemental Indenture (the “Indenture”) unless the context indicates otherwise. Any reference to the “Notes” contained in this prospectus supplement collectively refers to the 1.750% Senior Notes due May 15, 2017 (the “2017 Notes”) and the 4.500% Senior Notes due May 15, 2042 (the “2042 Notes”) unless the context indicates otherwise.

The Indenture, as applicable to each series of Notes, does not restrict our ability to incur additional indebtedness. In addition, under the terms of both series of Notes, the holders of the Notes will not have the benefit of the covenant in the Base Indenture described under “Description of Debt Securities — Limitations on Liens on Common Stock of Principal Subsidiaries” or the cross-acceleration event of default in the Base Indenture described in the fourth bullet under “Description of Debt Securities — Events of Default and Notice Thereof,” each as described in the accompanying prospectus.

The Indenture contains a limitation on our ability to consolidate or merge with another person or sell our assets; however, this negative covenant contains important exceptions. See “Description of Debt Securities — Consolidation, Merger and Sale of Assets” in the accompanying prospectus.

General

The 2017 Notes initially will be limited to $250,000,000 aggregate principal amount. The 2042 Notes initially will be limited to $500,000,000 aggregate principal amount. In the future, we may, without the consent of the holders of the Notes of a series, increase the aggregate principal amount of either series, on the same terms and conditions (except that the public offering price, the issue date and the first interest payment date may vary) and with the same CUSIP number as the Notes of such series being offered by this prospectus supplement. The Notes will be our senior unsecured general obligations and will rank equally with all of our other existing and future unsecured and unsubordinated indebtedness.

Principal of, and premium, if any, and interest on the Notes will be payable, and transfers of the Notes will be registrable, at our office or agency in the Borough of Manhattan, The City of New York. Transfers of the Notes will also be registrable at any of the other offices or agencies that we may maintain for that purpose. In addition, payment of interest may be made, at our option, by check mailed to the address of the person entitled thereto as shown on the security register. The Notes will be issued in minimum denominations of $2,000 and multiples of $1,000 in excess thereof. No service charge will be made for any registration of transfer or exchange of Notes, except for any tax or other governmental charge that may be imposed in connection therewith.

Interest; Maturity; No Sinking Fund

Each Note of either series will bear interest from May 4, 2012, payable semi-annually on May 15 and November 15 of each year, commencing November 15, 2012, to the person in whose name the Note of such series is registered, subject to certain exceptions as provided in the Indenture, at the close of business on May 1 or November 1, as the case may be, immediately preceding such May 15 or November 15. The 2017 Notes will bear interest at a rate of 1.750% per year and will mature on May 15, 2017. The 2042 Notes will bear interest at a rate of 4.500% per year and will mature on May 15, 2042. The Notes are not subject to any sinking fund provision. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. In any case where any interest payment date is not a Business Day (as defined in the Indenture), then payment of interest may be made on the next succeeding Business Day without any additional amount being payable in respect of any delay.

Optional Redemption

2017 Notes

At any time prior to April 15, 2017 (one month prior to the maturity date of the 2017 Notes), the 2017 Notes will be redeemable, in whole or in part, at a redemption price equal to the greater of:

•	100% of the principal amount of the 2017 Notes being redeemed, or

•

the sum of the present values of the remaining scheduled payments of principal and interest on the 2017 Notes being redeemed from the redemption date to the maturity date discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 15 basis points, plus, in each case, any interest accrued but not paid to the date of redemption.

At any time on or after April 15, 2017 (one month prior to the maturity date of the 2017 Notes), the 2017 Notes will be redeemable, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2017 Notes being redeemed plus any interest accrued but not paid to the date of redemption.

2042 Notes

At any time prior to November 15, 2041 (six months prior to the maturity date of the 2042 Notes), the 2042 Notes will be redeemable, in whole or in part, at a redemption price equal to the greater of:

•	100% of the principal amount of the 2042 Notes being redeemed, or

•

the sum of the present values of the remaining scheduled payments of principal and interest on the 2042 Notes being redeemed from the redemption date to the maturity date discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 25 basis points, plus, in each case, any interest accrued but not paid to the date of redemption.

At any time on or after November 15, 2041 (six months prior to the maturity date of the 2042 Notes), the 2042 Notes will be redeemable, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2042 Notes being redeemed plus any interest accrued but not paid to the date of redemption.

Certain Definitions

The “Treasury Rate” means, with respect to any redemption date for any portion of the Notes of a series,

•

the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the maturity date for the Notes of such series, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month), or

•

if the release referred to in the previous bullet (or any successor release) is not published during the week preceding the calculation date or does not contain the yields referred to above, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

The Treasury Rate will be calculated on the third Business Day preceding the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes of the series to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes of such series to be redeemed.

“Comparable Treasury Price” means, with respect to any redemption date for any Notes of a series, the average of all Reference Treasury Dealer Quotations (as defined below) obtained.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Trustee after consultation with us.

“Reference Treasury Dealer” means each of Barclays Capital Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated. If any Reference Treasury Dealer ceases to be a primary U.S. government securities dealer in the United States (a “Primary Treasury Dealer”), we will substitute another Primary Treasury Dealer for that dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by that Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding the redemption date.

Notice; Interest

Notice of any redemption will be mailed at least 30 days but no more than 60 days before the redemption date to each holder of Notes of the series to be redeemed.

Unless we default in payment of the redemption price, interest will cease to accrue on the Notes of the series or the portions of the Notes of the series called for redemption on and after the redemption date.

Repurchase Upon a Change of Control

If a Change of Control Triggering Event occurs with respect to the Notes of a series, unless we have exercised our right to redeem the Notes of such series in full, as described under “Optional Redemption” above, we will make an offer to each holder of Notes of such series (the “Change of Control Offer”) to repurchase any and all (equal to $2,000 or an integral multiple of $1,000) of such holder’s Notes of such series at a repurchase price in cash equal to 101% of the aggregate principal amount of the Notes of such series to be repurchased plus accrued and unpaid interest, if any, thereon, to the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event with respect to the Notes of a series, we will be required to mail a notice to holders of Notes of such series describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the Notes of such series on the date specified in the notice (the “Change of Control Payment Date”), which date will be no less than 30 days and no more than 60 days from the date such notice is mailed, pursuant to the procedures required by the Notes of such series and described in such notice. We must comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes of a series as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control repurchase provisions of the Notes of a series, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control repurchase provisions of the Notes by virtue of such conflicts.

We will not be required to offer to repurchase the Notes of a series upon the occurrence of a Change of Control Triggering Event with respect to the Notes of such series if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party repurchases on the applicable date all Notes of such series properly tendered and not withdrawn under its offer; provided that for all purposes of the Notes of such series and the Indenture, a failure by such third party to comply with the requirements of such offer and to complete such offer shall be treated as a failure by us to comply with our obligations to offer to purchase the Notes of such series unless we promptly make an offer to repurchase the Notes at 101% of the outstanding principal amount thereof plus accrued and unpaid interest, if any, thereon, to the date of repurchase, which shall be no later than 30 days after the third party’s scheduled Change of Control Payment Date.

On the Change of Control Payment Date for Notes of a series to be repurchased, we will be required, to the extent lawful, to:

•	accept or cause a third party to accept for payment all Notes of such series or portions of Notes of such series properly tendered pursuant to the Change of Control Offer;

•

deposit or cause a third party to deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes of such series or portions of Notes of such series properly tendered; and

•

deliver or cause to be delivered to the Trustee the Notes of such series properly accepted, together with an officer’s certificate stating the aggregate principal amount of Notes of such series or portions of Notes of such series being purchased.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Aetna Inc. and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to repurchase the Notes of a series as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Aetna Inc. and its subsidiaries taken as a whole to another Person (as defined in the Indenture) or group may be uncertain.

For purposes of the foregoing discussion of the applicable Change of Control provisions, the following definitions are applicable:

“Below Investment Grade Rating Event” means the Notes of a series are rated below an Investment Grade Rating by each of the Rating Agencies on any date from the earlier of (1) the occurrence of a Change of Control and (2) public notice of our intention to effect a Change of Control, in each case until the end of the 60-day period following the earlier of (1) the occurrence of a Change of Control and (2) public notice of our intention to effect a Change of Control; provided, however, that if (i) during such 60-day period one or more Rating Agencies has publicly announced that it is considering the possible downgrade of the Notes of such series, and (ii) a downgrade by each of the Rating Agencies that has made such an announcement would result in a Below Investment Grade Rating Event, then such 60-day period shall be extended for such time as the rating of the Notes of such series by any such Rating Agency remains under publicly announced consideration for possible downgrade to a rating below an Investment Grade Rating and a downgrade by such Rating Agency to a rating below an Investment Grade Rating could cause a Below Investment Grade Rating Event. Notwithstanding the foregoing, a rating event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at our or the Trustee’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the rating event).

“Change of Control” means the occurrence of any of the following: (1) direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Aetna Inc. and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to Aetna Inc. or one of its subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than Aetna Inc. or one of its subsidiaries becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of Aetna Inc.’s voting stock; or (3) the first day on which a majority of the members of Aetna Inc.’s Board of Directors are not Continuing Directors; provided, however, that a transaction will not be deemed to involve a Change of Control if (A) we become a wholly owned subsidiary of a holding company and (B)(x) the holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of Aetna Inc.’s voting stock immediately prior to that transaction or (y) immediately following that transaction no “person” (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company. For purposes of this definition, “voting stock” means capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of Aetna Inc., even if the right to vote has been suspended by the happening of such a contingency.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Aetna Inc. who (1) was a member of the Board of Directors of Aetna Inc. on the date of the issuance of the Notes; or (2) was nominated for election or elected to the Board of Directors of Aetna Inc. with the approval of a majority of the Continuing Directors who were members of such Board of Directors of Aetna Inc. at the time of such nomination or election (either by specific vote or by approval of Aetna Inc.’s proxy statement in which such member was named as a nominee for election as a director).

“Fitch” means Fitch Ratings Inc.

“Investment Grade Rating” means a rating by Moody’s equal to or higher than Baa3 (or the equivalent under any successor rating category of Moody’s), a rating by S&P equal to or higher than BBB- (or the equivalent under any successor rating category of S&P), a rating by Fitch equal to or higher than BBB- (or the equivalent under any successor rating category of Fitch), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us under the circumstances permitting us to select a replacement agency and in the manner for selecting a replacement agency, in each case as set forth in the definition of “Rating Agencies.”

“Moody’s” means Moody’s Investors Service, Inc.

“Rating Agencies” means (1) Moody’s, S&P and Fitch; and (2) if any or all of Moody’s, S&P or Fitch ceases to rate the Notes of a series or fails to make a rating of the Notes of such series publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, that we select (pursuant to a resolution of the Aetna Inc. Board of Directors) as a replacement agency for any of Moody’s, S&P or Fitch, or all of them, as the case may be, with respect to such series of Notes.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

Book-Entry Delivery and Settlement

The Depository Trust Company (“DTC”), New York, New York, will act as securities depository for the Notes. The Notes will be issued as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One or more fully registered certificates will be issued for each series of the Notes, in the aggregate principal amount of such series, and will be deposited with DTC. Interests in the global notes will be issued only in minimum denominations of $2,000 and multiples of $1,000 in excess thereof.

DTC has advised us and the underwriters as follows:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended;

•

DTC holds and provides asset servicing for U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments that DTC’s participants (“direct participants”) deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates;

•	Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, including Euroclear and Clearstream;

•

DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”), and DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies; DTCC is owned by the users of its regulated subsidiaries;

•

Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations, including Euroclear and Clearstream, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly; and

•	The rules applicable to DTC and its participants are on file with the SEC.

We have provided the following descriptions of the operations and procedures of DTC solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by DTC from time to time.

We expect that under the procedures established by DTC:

•

upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•

ownership of the Notes will be shown on, and the transfer of ownership of the Notes will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The foregoing information concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but none of Aetna, the underwriters or the Trustee takes any responsibility for the accuracy of the foregoing information, and you are urged to contact DTC or its participants directly to discuss these matters.

Euroclear and Clearstream will hold interests in the Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries, which are Euroclear Bank, S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream.

The laws of some jurisdictions require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the Notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in Notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the Notes represented by that global note for all purposes under the Indenture and under the Notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have Notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the Indenture or under the Notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest in the Notes, to exercise any rights of a holder of Notes under the Indenture or the global note.

Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of the Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the Notes.

Payments on the Notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner of the Notes. We expect that DTC or its nominee, upon receipt of any payment on the Notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Payments on the Notes represented by the global notes will be made in immediately available funds. Transfers between participants in DTC will be effected in accordance with DTC rules and will be settled in immediately available funds.

Cross-market transfers between participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of

Euroclear or Clearstream, as the case may be, by their depositaries. Cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines (Brussels time) of that system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositaries to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note through DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in DTC will be credited and reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certificated Notes

We will issue certificated notes to each person that DTC identifies as the beneficial owner of the Notes represented by the global notes upon surrender by DTC of the global notes if:

•	DTC notifies us that it is no longer willing or able to act as a depositary for the global notes, and we have not appointed a successor depositary within 90 days of that notice;

•	an event of default has occurred and is continuing, and DTC requests the issuance of certificated notes; or

•	we determine not to have the Notes represented by a global note.

Neither we, the underwriters nor the Trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related Notes. We, the underwriters and the Trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued.

Unless and until it is exchanged in whole or in part for Notes in definitive form, a global note may not be transferred except as a whole to a nominee of the depositary for the global note, by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary, or any nominee to a successor depositary or a nominee of the successor depositary.

Same-Day Settlement and Payment

Settlement for the Notes will be made by the underwriters in immediately available funds. So long as the depositary continues to make same day settlement available to us, all payments of principal and interest on the Notes will be made by us in immediately available funds.

Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, the depositary will facilitate same day settlement for trading in the Notes until maturity, and secondary market trading activity in the Notes will therefore be required by the depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

UNDERWRITING

Barclays Capital Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as joint book-running managers of the offering and are acting as representatives of the underwriters named below.

Subject to the terms and conditions stated or incorporated by reference in the pricing agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of Notes set forth opposite the underwriter’s name.

Underwriter	Principal Amount of 2017 Notes	Principal Amount of 2042 Notes
Barclays Capital Inc.	$50,000,000	$100,000,000
Citigroup Global Markets Inc.	50,000,000	100,000,000
Credit Suisse Securities (USA) LLC	50,000,000	100,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	50,000,000	100,000,000
Goldman, Sachs & Co.	5,000,000	10,000,000
J.P. Morgan Securities LLC	5,000,000	10,000,000
Morgan Stanley & Co. LLC	5,000,000	10,000,000
RBS Securities Inc.	5,000,000	10,000,000
UBS Securities LLC	5,000,000	10,000,000
U.S. Bancorp Investments, Inc.	5,000,000	10,000,000
Wells Fargo Securities, LLC	5,000,000	10,000,000
BNY Mellon Capital Markets, LLC	2,500,000	5,000,000
Fifth Third Securities, Inc.	2,500,000	5,000,000
HSBC Securities (USA) Inc.	2,500,000	5,000,000
Mitsubishi UFJ Securities (USA), Inc.	2,500,000	5,000,000
PNC Capital Markets LLC	2,500,000	5,000,000
SunTrust Robinson Humphrey, Inc.	2,500,000	5,000,000

Total	$250,000,000	$500,000,000

The pricing agreement provides that the obligations of the underwriters to purchase the Notes included in this offering are subject to the receipt of legal opinions by counsel covering the validity of the Notes and to other conditions. The underwriters are obligated to purchase all the Notes if they purchase any of the Notes.

The underwriters propose to offer the Notes directly to the public at the applicable offering price set forth on the cover page of this prospectus supplement and may offer the Notes to dealers at the applicable offering price less a concession not to exceed the percentage of the principal amount of the Notes specified in the table below. The underwriters may allow, and dealers may reallow, a concession on sales to other dealers in an amount not to exceed the amount specified in the table below.

	Per 2017 Note	Per 2042 Note
Concession	0.350%	0.500%
Reallowance	0.200%	0.300%

After the initial offering of the Notes to the public, the representatives may change the applicable offering price and concessions.

The following table shows the underwriting discounts and commissions payable to the underwriters in connection with this offering.

Per 2017 Note	0.600%
Per 2042 Note	0.875%

In connection with the offering, one or more of the underwriters may purchase and sell Notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of Notes in excess of the principal amount of Notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriter responsible for stabilizing activities on behalf of the syndicate, in covering syndicate short positions or making stabilizing purchases, repurchases Notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our total expenses for this offering will be approximately $1 million.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State, other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant dealer or dealers nominated by the Issuer for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Notes shall require the Issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes, as the same may be varied in that Member State by any measures implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/ 71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

This prospectus supplement has been prepared on the basis that any offer of the Notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of the Notes. Accordingly, any person making or intending to make any offer in that Relevant Member State of the Notes which are the subject of the transactions contemplated by this prospectus supplement, may only do so in circumstances in which no obligation arises for the Issuer or any of the underwriters to produce a prospectus for such offer pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Issuer nor the underwriters have authorized, or hereby authorize, the making of any offer of the Notes in circumstances in which an obligation arises for the Issuer or any of the underwriters to publish a prospectus for such offer.

Each underwriter has represented and agreed that:

•

it has only communicated and caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000 (the “FSMA”)) received by it in connection with the issue or sale of any Notes included in this offering in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

This prospectus supplement is only being distributed to and directed at (i) persons who are outside the United Kingdom; or (ii) to investment professionals falling within Article 19(5) of the U.K. Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”); or (iii) high net worth entities, and other persons to whom it may be lawfully be communicated, falling within Articles 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement or any of its contents.

The Notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

The Notes offered in this prospectus supplement have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”), and each underwriter has agreed that it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes, may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the Notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

The underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. In particular, affiliates of certain underwriters participating in this offering, including Barclays Capital Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, are participants in our $1.5 billion five year revolving credit agreement which matures in 2017. In addition, certain of the underwriters are dealers in our commercial paper program and certain of the underwriters and their affiliates may hold positions in our outstanding securities. To the extent that we use the proceeds of this offering to repay our short-term debt, including outstanding commercial paper borrowings, or to repurchase our outstanding securities, certain of those underwriters or their affiliates may receive proceeds from this offering as a result of their ownership of such securities.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of the Issuer or its affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

VALIDITY OF THE NOTES

The validity of the Notes offered hereby will be passed upon for Aetna by Davis Polk & Wardwell LLP, New York, New York and for the underwriters by Sullivan & Cromwell LLP, Washington, D.C. Sullivan & Cromwell LLP from time to time provides legal services to Aetna. Davis Polk & Wardwell LLP and Sullivan & Cromwell LLP may rely upon an opinion of Drinker Biddle & Reath LLP, Philadelphia, Pennsylvania, special Pennsylvania counsel to Aetna, as to certain matters governed by Pennsylvania law.

ERISA MATTERS

Aetna and certain of its affiliates, including Aetna Life Insurance Company, may each be considered a “party in interest” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a “disqualified person” within the meaning of the Code, with respect to many employee benefit plans subject to Title I of ERISA or Section 4975 of the Code or entities deemed to hold the assets of such Plans (each, a “Plan”). Prohibited transactions within the meaning of ERISA or the Code may arise, for example, if debt securities are acquired by a Plan with respect to which Aetna or any of its affiliates is a service provider, unless such debt securities are acquired pursuant to an exemption for transactions effected on behalf of such Plan by a “qualified professional asset manager” or pursuant to any other available statutory, class or individual exemption. In addition, certain governmental, church and non-U.S. plans (“Non-ERISA Arrangements”) are subject to federal, state, local or non-U.S. laws that are substantially similar to Section 406 of ERISA or Section 4975 of the Code (“Similar Laws”). Therefore, each purchaser or holder of the debt securities or any interest therein will be deemed to have represented by its purchase or holding thereof that either (i) it is not and is not using the assets of any Plan or Non-ERISA Arrangement or (ii) its purchase and holding of the debt securities or any interest therein will not constitute or result in a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or in a similar violation of Similar Laws.

Any Plan or Non-ERISA Arrangement proposing to invest in the debt securities should consult with its legal counsel. The sale of the debt securities offered hereunder to any Plan or Non-ERISA Arrangement is in no respect a representation by Aetna or any of its affiliates that such an investment is appropriate for or meets all relevant legal requirements with respect to investments by any such Plan or Non-ERISA Arrangement generally or any particular Plan or Non-ERISA Arrangement.

NEW UNITED STATES FEDERAL TAX REGULATIONS

The last paragraph of the section entitled “Certain United States Federal Tax Consequences” in the accompanying prospectus describes legislation that imposes a withholding tax on payments to certain foreign entities with respect to debt securities unless various U.S. information reporting and due diligence requirements are satisfied. Proposed regulations released by the U.S. Treasury Department in February 2012 provide that this legislation does not apply to debt securities issued before January 1, 2013. Consequently, if these regulations are finalized as proposed, the Notes will not be subject to this legislation. Please refer to “Certain United States Federal Tax Consequences” in the accompanying prospectus for a description of the material U.S. federal income and certain estate tax consequences of ownership and disposition of the Notes.

PROSPECTUS

Aetna Inc.

DEBT SECURITIES

COMMON SHARES

PREFERRED SHARES

PURCHASE CONTRACTS

WARRANTS

UNITS

We may offer from time to time debt securities, common shares, preferred shares, purchase contracts, warrants to purchase common shares, warrants to purchase preferred shares, warrants to purchase debt securities, or units that may include any of these securities or securities of other entities. This prospectus describes some of the general terms that may apply to debt securities. The specific terms of any debt securities and the terms of any other securities to be offered will be described in supplements to this prospectus. The debt securities, preferred shares, warrants and purchase contracts may be convertible into or exercisable or exchangeable for common or preferred shares or other securities of the Company or debt or equity securities of one or more other entities. You should read this prospectus and any supplement carefully before you invest.

The Company may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The applicable prospectus supplement will provide the names of any underwriters, dealers or agents, the specific terms of the plan of distribution, any over-allotment option and any applicable underwriting discounts and commissions.

Our common shares are listed for trading on the New York Stock Exchange under the symbol “AET.” We have not yet determined whether any of the other securities that may be offered by this prospectus will be listed on any exchange, inter-dealer quotation system or over-the-counter market. If we decide to seek the listing of any such securities upon issuance, the prospectus supplement relating to those securities will disclose the exchange, quotation system or market on which the securities will be listed.

Investing in these securities involves risks. See “Forward-Looking Information/Risk Factors” beginning on page 35 of our 2010 Aetna Annual Report, Financial Report to Shareholders incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2010, beginning on page 41 of our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011, beginning on page 47 of our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2011 and “Risk Factors” in any prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 2, 2011

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any prospectus supplement or free writing prospectus prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. The terms “Aetna”, the “Company,” “we,” “us,” and “our” refer to Aetna Inc. and its consolidated subsidiaries. Unless the context otherwise requires, “including” means including without limitation.

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THE COMPANY

We are one of the nation’s leading diversified health care benefits companies, serving approximately 36.3 million people at September 30, 2011, with information and resources to help them make better informed decisions about their health care. At September 30, 2011, we served approximately 18.2 million medical members, 13.6 million dental members and 8.8 million pharmacy benefit management services members. We offer a broad range of traditional and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life and disability plans, medical management capabilities, Medicaid health care management services and health information exchange technology services. Our customers include employer groups, individuals, college students, part-time and hourly workers, health plans, governmental units, government-sponsored plans, labor groups and expatriates. Our operations are conducted in three business segments: Health Care, Group Insurance and Large Case Pensions.

Our principal executive offices are located at 151 Farmington Avenue, Hartford, Connecticut 06156, and our telephone number is (860) 273-0123. Internet users can obtain information about Aetna and its services at http://www.aetna.com. This text is not an active link, and our website and the information contained on that site, or connected to that site, is not, and shall not be deemed to be, incorporated into this prospectus or the related registration statement.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. To the extent that information in any prospectus supplement or the information incorporated by reference in any prospectus supplement is inconsistent with information contained in this prospectus, the information in such prospectus supplement or the information incorporated by reference into such prospectus supplement shall govern. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our filings with the SEC, including the registration statement containing this prospectus (including the exhibits and schedules thereto).

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of the Company, the reference is only a summary, and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we file with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after December 2, 2011 and prior to the termination of an offering under this prospectus:

(a) Our Current Reports on Form 8-K or 8-K/A filed on February 28, 2011, May 20, 2011, May 23, 2011 and August 2, 2011;

(b) Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011, our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2011;

(c) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (including information specifically incorporated therein by reference from our definitive proxy statement on Schedule 14A filed with the SEC on April 11, 2011); and

(d) Our Registration Statement on Form 8-A dated June 18, 2001.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus. You may request a free copy of these filings by writing, telephoning, sending a facsimile to or e-mailing the office of the Corporate Secretary, Aetna Inc., 151 Farmington Avenue, RW61, Hartford, Connecticut 06156-3124, Telephone: (860) 273-0123, Facsimile: (860) 293-1361, E-mail: shareholderrelations@aetna.com. The incorporated materials may also be found on the Investor Information portion of our website at http://www.aetna.com/investors-aetna. Our website, and the information contained in it or connected to it, is not, and shall not be deemed to be, incorporated into this prospectus or the related registration statement.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS AND RISK FACTORS

We have made forward-looking statements in this prospectus and the documents incorporated by reference in this prospectus. These forward-looking statements are based on our management’s beliefs and assumptions and on information available to our management at the time the statements are or were made. Forward-looking statements include but are not limited to the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, potential growth opportunities, potential operating performance improvements, the effects of competition and the effects of future legislation or regulations. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “seek,” “plan,” intend,” “anticipate,” “estimate,” “predict,” “project,” “potential,” “continue,” “may,” “will,” “should,” “could,” “view,” “guidance,” “outlook” or the negative of these terms or similar expressions.

Forward-looking statements involve risks, uncertainties and assumptions. The risk factors discussed in “Forward-Looking Information/Risk Factors” in our 2010 Annual Report, incorporated by reference in, and filed with the SEC as an exhibit to, our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and/or in our Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2011 and September 30, 2011, and as updated in any future filings with the SEC, and/or other factors could cause our actual results to differ materially from those expressed in forward-looking statements. There may also be other risks that we are unable to predict at the time a forward-looking statement is made or in the future. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. You should not put undue reliance on any forward-looking statements. We do not have any intention or obligation to update forward-looking statements to reflect new information, future events or risks or the eventual outcome of the facts underlying the forward-looking statements. New information, future events or risks may cause the forward-looking events we discuss in this prospectus not to occur or to occur in a manner different from what we expect.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities will be added to Aetna’s general funds and used for general corporate purposes, including the repayment of indebtedness, share repurchases, business acquisitions and/or investments.

DESCRIPTION OF CAPITAL STOCK

The following description of Aetna’s capital stock is a summary of the material terms thereof and is qualified in its entirety by reference to the provisions of Aetna’s Amended and Restated Articles of Incorporation (“Aetna’s Articles”) and Aetna’s Amended and Restated By-Laws (“Aetna’s By-Laws”). Copies of Aetna’s Articles and By-Laws are incorporated by reference in this prospectus and will be sent to holders of shares of Aetna capital stock upon request. See “Where You Can Find More Information” above.

Aetna’s Articles and By-Laws contain certain provisions that could delay or make more difficult the acquisition of Aetna by means of a tender offer, a proxy contest or otherwise.

Authorized Capital Stock

Under Aetna’s Articles, the total number of shares of all classes of shares that Aetna has authority to issue is 2,996,654,333, having a par value of $.01 each. At April 30, 2007, Aetna’s Articles designated 7,625,000 shares as Class A voting preferred shares (the “Class A voting preferred stock”) and 2,883,673,668 shares as common shares (the “Aetna common stock”). Aetna’s Articles provide that the Aetna board of directors has the power to divide the authorized but unissued shares into such classes and series, with such voting rights, designations, preferences, limitations and special rights as the board shall then fix and determine. Except as otherwise provided in Aetna’s Articles or in a board resolution, shares purchased, redeemed by, surrendered to or otherwise acquired by Aetna assume the status of authorized but unissued shares, undesignated as to class or series, and may thereafter be reissued in the same manner as other authorized but unissued shares. As of September 30, 2011, Aetna’s authorized capital stock consisted of 7,625,000 shares of Class A voting preferred stock, 2,635,794,759 shares of Aetna common stock and 353,234,574 shares undesignated as to class or series.

Aetna Common Stock

The holders of Aetna common stock are entitled to one vote per share on all matters voted on by shareholders, including elections of directors. Except as otherwise required by law, or by the provisions of the Class A voting preferred stock, or provided in any resolution adopted by the Aetna board with respect to any subsequently created class or series of Aetna shares, the holders of the Aetna common stock exclusively possess all voting power. Aetna’s Articles preclude cumulative voting in the election of directors. Aetna’s Articles provide for a majority vote standard for uncontested elections of directors, and a plurality of votes standard for contested elections of directors. Subject to any rights of any outstanding series of Aetna preferred stock, the holders of Aetna common stock (i) are entitled to such dividends as may be declared from time to time by the Aetna board from funds available therefor and (ii) upon dissolution are entitled to receive pro rata all assets of Aetna available for distribution to such holders.

The Aetna common stock is listed on the New York Stock Exchange under the symbol “AET.” The transfer agent and registrar for the Aetna common stock is Computershare Trust Company, N.A. (the “Transfer Agent and Registrar”).

Additional Aetna Stock, Including Preferred Stock

The Aetna board is authorized to provide for the issuance of Aetna shares in one or more classes and series, including preferred shares, to establish the number of shares in each class and series, and to fix the designations, powers, preferences and rights of each such class and series and the qualifications, limitations or restrictions thereof. At September 30, 2011, Aetna’s Articles designated 7,625,000 shares as Class A voting preferred stock.

Preemptive Rights

No holder of any shares of Aetna of any class or series authorized at the date of this prospectus has any preemptive right to subscribe to any securities of Aetna of any kind or class or series.

Book-Entry Shareholding

Certificates representing the Aetna common stock will not be issued unless requested in writing. Holders of record of Aetna common stock have credited to a book-entry account established for them by, and maintained at, the Transfer Agent and Registrar the number of shares of Aetna common stock owned by them. Each holder of record receives an Ownership Statement from the Transfer Agent and Registrar promptly following each transfer to or from such account. Shareholders may request the issuance of a certificate representing the shares of Aetna common stock owned of record by them by writing to the Transfer Agent and Registrar.

Certain Anti-Takeover Provisions

Advance Notice Provisions for Special Meetings

Under the Pennsylvania Business Corporation Law (the “Business Corporation Law”), a company’s shareholders are not permitted to call or require the company to call a special meeting of shareholders unless the company’s governing documents permit them to do so. Aetna’s Articles and By-Laws, taken together, provide that shareholders entitled to cast at least two-thirds of the votes that all voting shareholders, voting as a single class, are entitled to cast at the special meeting may call a special meeting of shareholders by delivery to the Corporate Secretary of a written petition signed by each of such shareholders. The written petition must include (i) a brief description of the business to be conducted at the special meeting and the reasons for conducting the business at a special meeting; (ii) the name and address of each shareholder who has signed the petition; (iii) evidence of the class and number of shares of capital stock of Aetna that are beneficially owned by each shareholder who has signed the petition; and (iv) any material interest of any shareholder who has signed the petition in the business described in the petition. It shall be the duty of the Corporate Secretary to fix the date and time of any shareholder-called special meeting, which shall be held not more than 120 days after the Corporate Secretary’s receipt of a petition that complies with the above requirements. Aetna’s By-Laws provide that only such business may be conducted at a special meeting as is specified in the notice of meeting given by Aetna.

Potential Issuances of Aetna Preferred Stock

At September 30, 2011, Aetna’s Articles designated 7,625,000 shares as Class A voting preferred stock. Aetna’s Articles also authorize the Aetna board to establish, from the authorized but unissued shares, one or more classes and series of Aetna shares, including preferred shares, and to determine, with respect to any such class or series of Aetna shares, the terms and rights of such class or series, including, for example, (i) the designation of the class or series; (ii) the number of shares of the class or series, which number the Aetna board may thereafter (except where otherwise provided in the designation of any subsequently authorized class or series) increase or decrease (but not below the number of shares thereof then outstanding); (iii) whether dividends, if any, will be cumulative or noncumulative and the dividend rate of the class or series; (iv) the dates on which dividends, if any, will be payable; (v) the redemption rights and price or prices, if any, for shares of the class or series; (vi) the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the class or series; (vii) the amounts payable on shares of the class or series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Aetna; (viii) whether the shares of the class or series will be convertible into shares of any other class or series, or any other security, of Aetna or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible and all other terms and conditions upon which such conversion may be made; (ix) restrictions on the issuance of shares of the same class or series or of any other class or series; and (x) the voting rights, if any, of the holders of such class or series.

The authorized shares of Aetna, including shares of preferred stock and common stock, will be available for issuance without further action by Aetna’s shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which Aetna’s securities may be listed or traded. If the approval of Aetna’s shareholders is not so required, the Aetna board does not intend to seek shareholder approval.

Although the Aetna board has no intention at the present time of doing so, it could issue a class or series of Aetna preferred shares that could, depending on the terms of such class or series, impede the completion of a merger, tender offer or other takeover attempt that some, or a majority, of Aetna’s shareholders might believe to be in their best interests or in which shareholders might receive a premium for their shares over the then-current market price of such shares.

Potential Issuances of Rights to Purchase Securities

Aetna does not currently have a shareholder rights plan, although the Aetna board retains the right to adopt a new plan at a future date. Aetna’s Articles grant the Aetna board exclusive authority to create and issue rights entitling the holders thereof to purchase from Aetna shares of capital stock or other securities and to elect to repurchase, redeem, terminate or amend any such rights. The times at which and terms upon which such rights are to be issued, repurchased, redeemed, terminated or amended are to be determined exclusively by the Aetna board and set forth in the contracts or instruments that evidence any such rights. The authority of the Aetna board with respect to such rights includes, but is not limited to, determining (i) the purchase price of the capital stock or other securities or property to be purchased upon exercise of such rights; (ii) provisions relating to the times at which and the circumstances under which such rights may be exercised or sold or otherwise transferred, either together with or separately from any other shares or other securities of Aetna; (iii) provisions which adjust the number or exercise price of such rights or the amount or nature of the shares, other securities or other property receivable upon exercise of such rights in the event of a combination, split or recapitalization of any shares of Aetna, a change in ownership of Aetna’s shares or other securities or a reorganization, merger, consolidation, sale of assets or other occurrence relating to Aetna or any shares of Aetna, and provisions restricting the ability of Aetna to enter into any such transaction absent an assumption by the other party or parties thereto of the obligations of Aetna under such rights; (iv) provisions which deny the holder of a specified percentage of the outstanding securities of Aetna the right to exercise such rights and/or cause such rights held by such holder to become void; (v) provisions which permit Aetna to redeem or exchange such rights; and (vi) the appointment of the rights agent with respect to such rights. This provision is intended to confirm the Aetna board’s exclusive authority to issue, repurchase, redeem, terminate or amend share purchase rights or other rights to purchase shares or securities of Aetna or any other corporation.

Advance Notice Provisions for Shareholder Nominations and Shareholder Proposals at Annual Meetings

Aetna’s By-Laws establish an advance notice procedure for shareholders to nominate candidates for election as directors or to bring other business before annual meetings of shareholders of Aetna (the “Shareholder Notice Procedure”).

Nominations for election to the Aetna board may be made at an annual meeting, or at a special meeting at which directors are to be elected, only by or at the Aetna board’s direction or by a shareholder who has complied with the Shareholder Notice Procedure. Aetna’s By-Laws require that notice of a shareholder nomination set forth certain information with respect to each proposed nominee and the shareholder giving notice.

Aetna’s By-Laws provide that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the Chairman or the Aetna board or by a shareholder who has given timely written notice to the Corporate Secretary of Aetna of such shareholder’s intention to bring such business before such meeting in compliance with the Shareholder Notice Procedure. Under the Shareholder Notice Procedure, a shareholder’s notice relating to the conduct of business at an annual meeting must contain specified information about such business and about the proposing shareholder.

The Shareholder Notice Procedure requires that notice of nominations or proposals for substantive business must be received by Aetna not later than the 90th day before such meeting is to be held, or if later, by the close of business on the 10th day after public announcement of the date of such meeting is made.

If the Chairman or other officer presiding at a meeting determines that an individual was not nominated, or other business was not brought before the meeting, in accordance with the Shareholder Notice Procedure, such individual will not be eligible for election as a director, or such business will not be conducted at such meeting, as the case may be.

By requiring advance notice of nominations by shareholders, the Shareholder Notice Procedure affords the Aetna board an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Aetna board, to inform shareholders about such qualifications. By requiring advance notice of other proposed business, the Shareholder Notice Procedure provides a more orderly procedure for conducting annual meetings of shareholders and, to the extent deemed necessary or desirable by the Aetna board, provides the Aetna board with an opportunity to inform shareholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with the Aetna board’s position regarding action to be taken with respect to such business, so that shareholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

Although Aetna’s By-Laws do not give the Aetna board any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to Aetna and its shareholders.

No Shareholder Action by Written Consent

Aetna’s Articles provide that shareholder action may only be taken at an annual or special meeting of shareholders and may not be taken by written consent in lieu of a meeting. The inability of the Aetna shareholders to act by written consent prevents the holders of a majority of the voting power of the voting shares from unilaterally using the written consent procedure to take shareholder action.

Provisions Relating to Shareholder Approval of Business Combination and Other Transactions

Under the Business Corporation Law, unless a higher vote is required in a corporation’s articles of incorporation, a plan of merger or consolidation, a plan of asset transfer providing for the sale of all or substantially all of the assets of a corporation, a share exchange, division or voluntary dissolution will be adopted upon receiving at a properly convened meeting the affirmative vote of a majority of the votes cast by all shareholders having a right to vote thereon, and if any class or series is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each class vote. Aetna’s Articles require that a plan of merger, consolidation, share exchange or division to which Aetna is a party or a sale of all or substantially all of Aetna’s assets receive the affirmative vote of at least a majority of the votes that all voting shareholders, voting as a single class, are entitled to cast thereon based on the shares issued and outstanding on the record date for the meeting at which such plan is to be voted upon by shareholders and, in addition, the affirmative vote of such number or proportion of shares of any class or series of Aetna’s capital stock as shall at the time be required by the express terms of such class or series. This higher vote will make it more difficult to obtain shareholder approval of such a business combination or other transaction than would be the case if such higher vote were not required.

Provisions Relating to Amendments to Aetna’s Articles and By-Laws

Under the Business Corporation Law, shareholders have the right to adopt, amend or repeal the articles of incorporation and bylaws of a corporation. However, the Business Corporation Law requires that any amendment to Aetna’s Articles also be approved by the board of directors. Under the Business Corporation Law, unless a higher vote is required in a corporation’s articles of incorporation, amendments to the corporation’s articles of incorporation will be adopted upon receiving at a properly convened meeting the affirmative vote of a majority of the votes cast by all shareholders having a right to vote thereon, and if any class or series is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each class vote. Aetna’s Articles provide that the provisions relating to shareholder approval of business combination and other transactions described immediately above may only be amended by the affirmative vote of at least a majority of the votes that all voting shareholders, voting as a single class, are entitled to cast thereon based on the shares issued and outstanding on the record date for the applicable meeting and, in addition, the affirmative vote of such number or proportion of shares of any class or series of Aetna’s capital stock as shall at the time be required by the express terms of such class or series. In addition, Aetna’s Articles provide that, among others, the provisions relating to director and officer liability and indemnification and voluntary dissolution may only be amended by the affirmative vote of at least two-thirds of the votes that all voting shareholders, voting as a single class, are entitled to cast thereon based on the shares issued and outstanding on the record date for the meeting at which an amendment to any such provision is to be voted upon by the shareholders and, in addition, the affirmative vote of such number or proportion of shares of any class or series of Aetna’s capital stock as shall at the time be required by the express terms of such class or series.

In addition, Aetna’s By-Laws may be amended by the board of directors with respect to all matters not exclusively reserved by law to the shareholders, except the board may not alter the size of the board beyond a range approved by the shareholders. Certain provisions of Aetna’s By-Laws, including provisions relating to the calling of special meetings of shareholders, shareholder nominations and shareholder proposals and the size of, and the filling of vacancies on, the board, may be amended or repealed by shareholders only with the approval of at least two-thirds of the outstanding voting power of Aetna.

Pennsylvania Anti-Takeover Statutes

Under Section 1715 of the Business Corporation Law, which is applicable to Aetna, directors stand in a fiduciary relation to their corporation and, as such, are required to perform their duties in good faith, in a manner they reasonably believe to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. In discharging their duties, directors may, in considering the best interests of their corporation, consider, among other things, to the extent they deem appropriate: (a) the effects of any action upon any or all groups affected by the action, including shareholders, employees, suppliers, customers and creditors of the corporation, and upon communities in which offices or other establishments of the corporation are located; (b) the short-term and long-term interests of the corporation; (c) the resources, intent and conduct (past, stated and potential) of any person seeking to acquire control of the corporation; and (d) all other pertinent factors. In considering the best interests of the corporation or the effects of any action, directors are not required to regard the interests of the shareholders, or any other group affected by the action, as dominant or controlling. Absent a breach of fiduciary duty, a lack of good faith or self-dealing, any act of the board of directors, a committee thereof or an individual director is presumed to be in the best interests of the corporation. The Business Corporation Law expressly provides that the fiduciary duty of directors does not require them to (i) redeem or otherwise render inapplicable outstanding rights issued under any shareholder rights plan; (ii) render inapplicable specified statutory anti-takeover provisions, including Subchapter F of Chapter 25 (described below), which is applicable to Aetna; or (iii) take any action solely because of the effect it may have on a proposed acquisition or the consideration to be received by shareholders in such a transaction.

Commentary associated with Section 1715, and accepted by courts applying the provisions of that Section to the facts of specific takeover attempts, makes it clear that a purpose of Section 1715 is to legislatively overrule certain judicial decisions in other jurisdictions named in the commentary which have had the effect of limiting the flexibility of incumbent management in contested takeovers. The provisions of Section 1715, and its construction by the courts, could aid the Aetna board in resisting a proposed acquisition transaction which it believed not to be in the best interests of any one of the corporate constituencies identified in the statute or otherwise not in the best interests of Aetna under any of the criteria identified in the statute that the board believes are appropriate to consider.

Aetna is subject to Subchapter F of Chapter 25 of the Business Corporation Law. Subchapter F applies to a transaction between a publicly traded corporation and an interested shareholder (defined generally to be any beneficial owner of 20% or more of the corporation’s voting stock). Subchapter F of Chapter 25 prohibits such a corporation from engaging in a “business combination” (as defined in the Business Corporation Law) with an interested shareholder unless (i) the board of directors of such corporation gives approval to the proposed transaction or gives approval to the interested shareholder’s acquisition of 20% of the shares entitled to vote in an election of directors of such corporation, in either case prior to the date on which the shareholder first becomes an interested shareholder (the “Share Acquisition Date”), (ii) the interested shareholder owns at least 80% of the stock of such corporation entitled to vote in an election of directors and, no earlier than three months after such interested shareholder reaches such 80% level, the majority of the remaining shareholders approve the proposed transaction and shareholders receive a minimum “fair price” for their shares (as set forth in the Business Corporation Law) in the transaction and the other conditions of Subchapter F of Chapter 25 of the Business Corporation Law are met, (iii) holders of all outstanding shares of common stock approve the transaction, (iv) no earlier than five years after the Share Acquisition Date, a majority of the remaining shares entitled to vote in an election of directors approve the transaction, or (v) no earlier than five years after the Share Acquisition Date, a majority of all the shares approve the transaction, all shareholders receive a minimum “fair price” for their shares (as set forth in the Business Corporation Law) and the other conditions of Subchapter F of Chapter 25 of the Business Corporation Law are met.

Under certain circumstances, Subchapter F of the Business Corporation Law makes it more difficult for an interested shareholder to effect various business combinations with a corporation. The provisions of Subchapter F should encourage persons interested in acquiring Aetna to negotiate in advance with the Aetna board, since the five-year delay and higher shareholder voting requirements would not apply if such person, prior to acquiring 20% of Aetna’s voting shares, obtains the approval of the Aetna board for such acquisition or for the proposed business combination transaction.

Subchapter F of the Business Corporation Law will not prevent a hostile takeover of Aetna. It may, however, make more difficult or discourage a takeover of Aetna or the acquisition of control of Aetna by a significant shareholder and thus the removal of incumbent management. Any such effect would be enhanced by the adoption of a shareholder rights plan, as authorized by Aetna’s Articles. Some shareholders may find this disadvantageous in that they may not be afforded the opportunity to participate in takeovers that are not approved as required by Subchapter F of the Business Corporation Law but in which shareholders might receive, for at least some of their shares, a substantial premium above the market price at the time of a tender offer or other acquisition transaction.

Section 2538 of Subchapter D of the Business Corporation Law imposes a higher vote on certain transactions between an “interested shareholder” (as defined in Section 2538(d) of the Business Corporation Law) and a publicly traded corporation unless certain procedural requirements are satisfied. Subchapter E of Chapter 25 of the Business Corporation Law requires a person who acquires 20% or more of the shares of a publicly traded corporation to offer to purchase the shares of any other shareholder at “fair value” (determined as provided in Section 2547). Subchapter G of Chapter 25 of the Business Corporation Law also contains certain provisions applicable to a registered corporation which, under certain circumstances, permit such a corporation to redeem “control shares” (as defined in the Business Corporation Law) and remove the voting rights of control shares. Additionally, Subchapter H of Chapter 25 of the Business Corporation Law requires the disgorgement of profits by a “controlling person” (as defined in the Business Corporation Law). Aetna’s Articles provide that Section 2538 of Subchapter D of the Business Corporation Law, and Subchapters E, G and H of Chapter 25 of the Business Corporation Law are not applicable to Aetna.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes certain general terms and provisions of the debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms for the debt securities in a supplement to this prospectus. The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

The senior debt securities are to be issued under the senior indenture dated as of March 2, 2001 (the “Senior Indenture”) between Aetna and U.S. Bank National Association (successor in interest to State Street Bank and Trust Company), as trustee. The subordinated debt securities are to be issued under a separate indenture (the “Subordinated Indenture”) also between Aetna and U.S. Bank National Association, as trustee. The Senior Indenture and the Subordinated Indenture are sometimes referred to individually as an “Indenture” or collectively as the “Indentures.” U.S. Bank National Association, in its capacity as trustee under either Indenture, is referred to as the “Trustee” in this prospectus.

We sometimes refer below to specific sections of one or both of the Indentures. When we do so, we indicate where you can find the relevant section in the Indentures by noting the section number in parentheses. When we do refer to specific sections contained in the Indentures or terms defined in the Indentures, including important terms, which we capitalize here, we use them in this prospectus in the same way we use them in the Indentures, and you should refer to the Indentures themselves for detailed, specific, legal descriptions. In this section, “Description of Debt Securities,” when we refer to “Aetna,” we refer to Aetna Inc., not including its consolidated subsidiaries.

We have summarized some terms of the Indentures. The summary is not complete. The Indentures are filed as exhibits to the registration statement of which this prospectus is a part. You should read the Indentures for a complete statement of the provisions summarized in this prospectus and for provisions that may be important to you. The Indentures are subject to and governed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

Ranking

The debt securities will be our direct, unsecured obligations. The senior debt securities will rank equally with all of our other senior and unsecured, unsubordinated debt. The subordinated debt securities will have a junior position to all of our senior debt.

Since a significant part of our operations are conducted through subsidiaries, a significant portion of our cash flow, and consequently, our ability to service debt, including the debt securities, is dependent upon the earnings of our subsidiaries and the transfer of funds by those subsidiaries to us in the form of dividends or other transfers, supplemented with borrowing.

In addition to general state law restrictions on payments of dividends and other distributions to shareholders applicable to all corporations, HMOs and insurance companies, including some of Aetna’s direct and indirect subsidiaries, are subject to further state regulations that, among other things, may require those companies to maintain certain levels of equity and restrict the amount of dividends and other distributions that may be paid to Aetna.

Some of our operating subsidiaries may finance their operations by borrowing from external creditors. Lending agreements between some of the operating subsidiaries and external creditors may restrict the amount of net assets available for cash dividends and other payments to us.

In addition, holders of the debt securities will have a junior position to claims of creditors against our subsidiaries, including policy holders, trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders, except to the extent that we are recognized as a creditor of any of our subsidiaries. Any claims of Aetna as the creditor of any of its subsidiaries would be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us.

Terms of the Debt Securities to be Described in the Prospectus Supplement

The Indentures do not limit the amount of debt securities that we may issue under them. We may issue debt securities under the Indentures up to such aggregate principal amount as we may authorize from time to time. The prospectus supplement will describe the terms of any debt securities being offered, including:

•	whether the debt securities will be senior debt securities or subordinated debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the principal will be payable;

•	the interest rate, if any, and the method for calculating the interest rate;

•	whether the debt securities are secured or unsecured obligations;

•	the interest payment dates and the record dates for interest payments;

•	any mandatory or optional redemption terms or prepayment or sinking fund provisions;

•	the place where we will pay principal, interest and any premium;

•	the currency or currencies, if other than the currency of the United States, in which principal, interest and any premium will be paid;

•	if other than denominations of $1,000 or multiples of $1,000, the denominations in which the debt securities will be issued;

•	whether the debt securities will be issued in the form of global securities;

•	whether the amount of payment of principal (or premium, if any) or interest, if any, will be determined with reference to one or more indices;

•	the portion of the principal amount of the debt securities to be paid upon acceleration of maturity thereof;

•	any authenticating or paying agents, registrars or other agents;

•	any restriction or condition on transferability of the debt securities; and

•	other specific terms, including any additional events of default, covenants or warranties. (Section 301)

In addition, the prospectus supplement may, in respect of a new series of debt securities offered by such prospectus supplement, describe the addition, change or elimination of any of the provisions of the applicable Indenture, which will be accomplished by execution of a supplemental indenture to the applicable Indenture. (Section 901(5)) For example, Aetna may, in respect of a new series of debt securities, eliminate an Event of Default (as defined below), establish its right to defer payment of interest and the maximum length of the deferral period, or add additional provisions relating to the discharge of its obligations under such series of debt securities.

Events of Default and Notice Thereof

When we use the term “Event of Default” with respect to debt securities of any series we mean:

•	we fail to pay principal (including any sinking fund payment) of, or premium (if any) on, any debt security of that series when due (at maturity, upon redemption, by declaration or otherwise);

•	we fail to pay interest, if any, on any debt security of that series when due and the failure continues for a period of 30 days;

•

we fail to perform in any material respect any covenant or agreement of the Company in an Indenture not specified in the previous two bullets (other than a covenant included in an Indenture solely for the benefit of a different series of debt securities) and the failure to perform continues for a period of 90 days after receipt of a specified written notice to us;

•

the acceleration of indebtedness for borrowed money in a principal amount in excess of $100,000,000 for which we or one of our Principal Subsidiaries (as defined below) is liable (other than acceleration of Non-Recourse Debt which does not exceed in the aggregate 4% of our total shareholders’ equity), or default by us or any of our Principal Subsidiaries in the payment at final maturity of outstanding indebtedness for borrowed money in a principal amount in excess of $100,000,000 (other than a default by us in the payment, at final maturity, of our Non-Recourse Debt where such payment does not exceed in the aggregate 4% of our total shareholders’ equity), and such acceleration or default at maturity is not waived, rescinded or annulled within 30 days after a specified written notice to us; provided that if such acceleration or default at maturity is remedied, cured, waived, rescinded or annulled, then this Event of Default shall also be remedied, cured, waived, rescinded or annulled; and

•	certain events of bankruptcy, insolvency, reorganization, receivership or liquidation of Aetna. (Section 501)

An Event of Default with respect to debt securities of a particular series may or may not constitute an Event of Default with respect to debt securities of any other series of debt securities, as specified in the applicable prospectus supplement.

If an Event of Default under an Indenture occurs with respect to the debt securities of any series and is continuing, then the Trustee or the Holders of at least 25% in principal amount of the Outstanding securities of that series may require us to repay immediately the entire principal amount (or, if the debt securities of that series are Original Issue Discount Securities (as defined below), such portion of the principal amount as may be specified in the terms of that series) of all of the securities of that series; provided, however, that the Holders of a majority in aggregate principal amount of Outstanding securities of that series may rescind or annul such acceleration and its consequences, if:

(1) we have paid or deposited with the Trustee a sum sufficient to pay (A) all overdue interest on all debt securities of that series, (B) the principal of (and premium, if any, on) any debt securities of that series which have become due otherwise than by such declaration of acceleration and any interest on such debt securities at the rate or rates prescribed therefor in such debt securities, (C) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate or rates prescribed for such interest in such debt securities and (D) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, except such costs and expenses as are a result of negligence or bad faith on the part of the Trustee; and

(2) all Events of Default with respect to the debt securities of that series, other than the non-payment of the principal of and interest, if any, on the debt securities of that series which have become due solely by such declaration of acceleration, have been cured or waived. (Section 502)

The Holders of not less than a majority in principal amount of the Outstanding securities of any series may, on behalf of the Holders of all the securities of such series, waive any past default under the applicable Indenture with respect to such series and its consequences, except (1) a default in the payment of the principal of or any premium or interest on any security of such series or (2) in respect of a covenant or provision of the applicable Indenture which cannot be modified or amended without the consent of the Holder of each Outstanding security of such series that would be affected by such waiver. Upon any such waiver, such default shall cease to exist, and any Event of Default arising from such default shall be deemed to have been cured, for every purpose of the applicable Indenture, but no such waiver shall extend to any subsequent or other default or impair any right arising from any subsequent or other default. (Section 513)

The Trustee is responsible for instituting judicial proceedings for the enforcement of the terms of the debt securities, including for collection of any overdue principal and premium and any overdue interest. (Section 503) Each of the Indentures contains a provision entitling the Trustee, subject to the duty of the Trustee during a default to act with the required standard of care under the Trust Indenture Act, to be indemnified by the Holders of debt securities before proceeding to exercise any right or power under that Indenture at the request of such Holders. (Section 603) Holders shall not have any right to institute any proceeding, judicial or otherwise, with respect to the Indentures or for the appointment of a receiver or trustee, or for any other remedy under any Indenture, unless: (1) such Holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the securities of that series, (2) Holders of at least 25% in aggregate principal amount of the Outstanding securities of any series shall have made written request to the Trustee to institute a proceeding with respect to such Event of Default, (3) such Holder or Holders have offered an indemnity to the Trustee, reasonably satisfactory to the Trustee, to institute a proceeding, (4) the Trustee shall have failed to institute such proceeding within 60 days of the receipt of notice from the Holder or the Holders, and (5) the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding securities of that series a direction inconsistent with such request. (Section 507) These limitations do not apply, however, to a suit instituted by a Holder of a debt security for enforcement of payment of the principal of (or premium, if any) or interest, if any, on such debt security on or after the respective due dates expressed in such debt security. (Section 508) Subject to the terms of the Indentures, the Holders of a majority in aggregate principal amount of the debt securities of each affected series then Outstanding may also direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (Section 512)

Under the Trust Indenture Act, the Trustee may withhold notice to the Holders of the debt securities of any default (except in payment of principal (or premium, if any) or interest, if any) if the Trustee determines in good faith that it is in the interest of the Holders of the debt securities to do so. In the case of any default in the character of the third bullet point of this captioned section, no such notice to Holders shall be given until at least 30 days after the occurrence thereof. For the purposes of this paragraph, with respect to any series of debt securities, “default” means any event which is, or after notice or lapse of time or both would become, an Event of Default with respect to the securities of such series. (Section 602)

Each of the Indentures contains a covenant under which we are required to furnish to the Trustee an annual statement as to the compliance with all terms, conditions and covenants of the Indentures. (Section 1004)

“Original Issue Discount Security” means any security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof pursuant to Section 502 of the applicable Indenture. (Section 101)

“Principal Subsidiary” means a consolidated subsidiary of Aetna that, as of the time of the determination of whether such consolidated subsidiary is a “Principal Subsidiary,” accounted for 10% or more of the total assets of Aetna and its consolidated subsidiaries, in each case as set forth in the most recent balance sheet filed by Aetna with the Securities and Exchange Commission. (Section 101)

Modification and Waiver

Each of the Indentures provides that we, together with the Trustee, may enter into supplemental indentures without the consent of the Holders of debt securities to:

•	evidence the assumption by another person of our obligations;

•	add covenants for the benefit of the Holders of all or any series of debt securities or to surrender any right or power conferred upon us in an Indenture;

•	add any additional Events of Default;

•	add or change an Indenture to permit or facilitate the issuance of debt securities in bearer form;

•

add to, change or eliminate a provision of an Indenture in respect of one or more series of debt securities, if such addition, change or elimination does not apply to a debt security created prior to the execution of such supplemental indenture or modify the rights of a Holder of any debt security with respect to such provision;

•	secure any debt security;

•	establish the form or terms of debt securities of any series;

•	evidence the acceptance of appointment by a successor Trustee;

•

cure any ambiguity or correct any inconsistency in an Indenture or make any other provisions with respect to matters or questions arising under an Indenture, provided that any such action does not adversely affect the interests of the Holders of debt securities of any affected series in any material respect; or

•	conform an Indenture to any mandatory provision of law. (Section 901)

Other amendments and modifications to add, change or eliminate provisions of an Indenture in respect of any series of outstanding debt securities may be made with the consent of the Holders of not less than a majority of the aggregate principal amount of each series of the Outstanding securities affected by such amendment or modification. However, no modification or amendment may, without the consent of the Holder of each Outstanding security affected:

•	change the stated maturity of the principal of (or premium, if any) or any installment of principal or interest, if any, on any such debt security;

•

reduce the principal amount of (or premium, if any) or the interest rate, if any, on any such debt security (including any change in the manner of calculating such interest rate in a manner that would reduce such interest rate), any premium payable upon redemption or the principal amount due upon acceleration of an Original Issue Discount Security;

•	change the place or currency of payment of principal of (or premium if any) or the interest, if any, on any such debt security;

•	impair the right to institute suit for the enforcement of any such payment on or after the stated maturity (or, in the case of redemption, on or after the redemption date) of any such debt security;

•	reduce the percentage of Holders of debt securities necessary to modify, amend or waive compliance with any provision of, or certain defaults and their consequences in, an Indenture;

•	in the case of the Subordinated Indenture, modify the subordination provisions in a manner adverse to the Holders of the subordinated debt securities; or

•

modify the foregoing provisions, other than to increase the percentage of Outstanding securities necessary to waive compliance with certain provisions of an Indenture or for waiver of certain defaults. (Section 902)

The Holders of at least a majority of the aggregate principal amount of the Outstanding securities of any series may, on behalf of all Holders of that series, waive our required compliance with certain restrictive provisions of an Indenture and may waive any past default under an Indenture, except a default in the payment of principal, premium or interest or in the performance of any covenant or provision of an Indenture which cannot be modified or amended without the consent of the Holder of each Outstanding security affected. (Sections 907 and 513)

Limitations on Liens on Common Stock of Principal Subsidiaries

Each of the Indentures provides that so long as any of the debt securities issued under that Indenture remains outstanding, we will not, and we will not permit any of our Principal Subsidiaries to, issue, assume, incur or guarantee any indebtedness for borrowed money secured by a mortgage, pledge, lien or other encumbrance, directly or indirectly, on any of the Common Stock (as defined below) of a Principal Subsidiary owned by us or by any of our Principal Subsidiaries, unless our obligations under the debt securities and, if we so elect, any other of our indebtedness ranking on a parity with, or prior to, the debt securities, shall be secured equally and ratably with, or prior to, such secured indebtedness for borrowed money so long as it is outstanding and is so secured. (Section 1005)

“Common Stock” means, with respect to any Principal Subsidiary, stock of any class, however designated, except stock which is non-participating beyond fixed dividend and liquidation preferences and the holders of which have either no voting rights or limited voting rights entitling them, only in the case of certain contingencies, to elect less than a majority of the directors (or persons performing similar functions) of such Principal Subsidiary, and shall include securities of any class, however designated, which are convertible into such Common Stock. (Section 101)

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into any other person (other than in a merger or consolidation in which we are the surviving person) or sell our property and assets as, or substantially as, an entirety to any person unless:

•

the person formed by the consolidation or with or into which we are merged or the person that purchases our properties and assets as, or substantially as, an entirety is a corporation, partnership or trust organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia, and any such successor or purchaser expressly assumes Aetna’s obligations on the debt securities by supplemental indenture in a form reasonably satisfactory to the Trustee;

•	immediately after giving effect to such transaction, no Event of Default shall have occurred and be continuing; and

•	a specified officers’ certificate and opinion of counsel are delivered to the Trustee. (Section 801)

Upon any consolidation or merger or sale of all or substantially all of our property and assets in accordance with the foregoing provisions, the successor entity or purchaser will succeed to, be substituted for and may exercise every right and power of Aetna under the Indentures with the same effect as if such successor entity or purchaser had been the original obligor of the debt securities, and thereafter Aetna will be relieved of all obligations and covenants under the Indentures and the debt securities. (Section 802)

Defeasance and Covenant Defeasance

If we deposit, in trust, with the Trustee (or other qualifying trustee), sufficient cash or specified government obligations to pay the principal of (and premium, if any) and interest and any other sums due on the scheduled due date for the debt securities of a particular series, then at our option and subject to certain conditions (including the absence of an Event of Default):

•	we will be discharged from our obligations with respect to the debt securities of such series (which we refer to in this prospectus as a “legal defeasance”), or

•

we will no longer be under any obligation to comply with the covenants described above under “Limitations on Liens on Common Stock of Principal Subsidiaries” and “Consolidation, Merger and Sale of Assets,” an Event of Default relating to any failure to comply with such covenants or an Event of Default pursuant to the fourth bullet under “Events of Default and Notice Thereof” (cross-acceleration and cross-payment default) will no longer apply to us, and, for subordinated debt securities, the subordination provisions will no longer apply to us (which we refer to in this prospectus as a “covenant defeasance”).

(Article Twelve)

If we exercise our legal defeasance option, payment of such debt securities may not be accelerated because of an Event of Default. If we exercise our covenant defeasance option, payment of such debt securities may not be accelerated by reference to the covenants from which we have been released or pursuant to Events of Default referred to above which no longer are applicable. If we fail to comply with our remaining obligations with respect to such debt securities under an Indenture after we exercise the covenant defeasance option and such debt securities are declared due and payable because of the occurrence of any Event of Default, the amount of money and government obligations on deposit with the Trustee may be insufficient to pay amounts due on the debt securities of such series at the time of the acceleration resulting from such Event of Default. However, we will remain liable for such payments.

Under current United States federal income tax laws, a legal defeasance would be treated as an exchange of the relevant debt securities in which holders of those debt securities might recognize gain or loss. Unless accompanied by other changes in the terms of the debt securities, a covenant defeasance generally should not be treated as a taxable exchange. In order to exercise our defeasance options, we must deliver to the Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for federal income tax purposes.

Subordination of Subordinated Debt Securities

Unless otherwise indicated in the prospectus supplement, the following provisions will apply only to the subordinated debt securities.

The subordinated debt securities will, to the extent set forth in the Subordinated Indenture, be subordinate in right of payment to the prior payment in full of all Senior Debt (as defined below) of Aetna, including the senior debt securities. (Subordinated Indenture Section 1401) Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of Aetna, the holders of Senior Debt of Aetna will first be entitled to receive payment in full of all amounts due or to become due, including principal (and premium, if any) and interest, if any, on such Senior Debt of Aetna before the Holders of the subordinated debt securities will be entitled to receive or retain any payment in respect of the principal of (and premium, if any) or interest, if any, on the subordinated debt securities. (Subordinated Indenture Section 1402)

If the maturity of any subordinated debt securities is accelerated, the holders of all Senior Debt of Aetna outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon before the Holders of subordinated debt securities will be entitled to receive any payment upon the principal of (or premium, if any) or interest, if any, on the subordinated debt securities. (Subordinated Indenture Section 1403)

No payments on account of principal (or premium, if any) or interest, if any, in respect of the subordinated debt securities may be made if there shall have occurred and be continuing:

•	a default in the payment of principal of (or premium, if any) or interest on Senior Debt of Aetna,

•	an event of default with respect to any Senior Debt of Aetna resulting in the acceleration of the maturity thereof, unless and until such event of default has been cured or waived, or

•	if any judicial proceeding shall be pending with respect to any such default in payment or event of default. (Subordinated Indenture Section 1404)

“Debt” means with respect to any person (without duplication and without regard to any portion of principal amount that has not accrued and to any interest component thereof (whether accrued or imputed) that is not due and payable), whether recourse is to all or a portion of the assets of such person and whether or not contingent:

•	every obligation of such person for money borrowed;

•	every obligation of such person evidenced by bonds, debentures, notes or other similar instruments;

•	every reimbursement obligation of such person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such person;

•

every obligation of such person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

•	every capital lease obligation of such person; and

•

every obligation of the type referred to in the previous five bullets of another person and all dividends of another person the payment of which, in either case, such person has guaranteed or is responsible or liable for, directly or indirectly, as obligor or otherwise. (Subordinated Indenture Section 101)

“Senior Debt” means with respect to any person the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such person to the extent that such claim for post-petition interest is allowed in such proceeding), on Debt of such person, whether incurred on or prior to the date of the Subordinated Indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the subordinated debt securities or to other Debt of such person which is pari passu with, or subordinated to, the subordinated debt securities; provided, however, that Senior Debt does not include (i) the subordinated debt securities or (ii) any other debt securities or guarantees in respect thereof issued to any other trusts, partnerships or other entity affiliated with Aetna which is a financing vehicle of Aetna (“Financing Entity”) in connection with the issuance of preferred securities of such Financing Entity, including indebtedness of Aetna. (Subordinated Indenture Section 101)

The Subordinated Indenture does not limit or prohibit the incurrence of additional Senior Debt of Aetna, which may include indebtedness that is senior to the subordinated debt securities, but subordinate to other obligations of Aetna. The senior debt securities, when issued, will constitute Senior Debt of Aetna.

At September 30, 2011, Aetna had $4.0 billion principal amount of Senior Debt outstanding and no subordinated debt securities outstanding.

The prospectus supplement may describe additional provisions, if any, applicable to the subordination of the subordinated debt securities of a particular series.

Concerning our Relationship with the Trustee

The Trustee and/or certain of its affiliates participate in our credit facility, and we maintain ordinary banking relationships with the Trustee and/or certain of its affiliates.

Governing Law

Each of the Indentures is governed by and shall be construed in accordance with the internal laws of the State of New York.

FORM OF DEBT SECURITIES

Each debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the Trustee. Global securities name a depositary or its nominee as the owner of the debt securities represented by the global securities.

We may issue the debt securities in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a global security may not be transferred except as a whole by and among the depositary for the global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a global security will be limited to persons, called participants, that have accounts with the depositary. Upon the issuance of a global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in global securities.

So long as the depositary, or its nominee, is the registered owner of a global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the global security for all purposes under the applicable Indenture. Except as described below, owners of beneficial interests in a global security will not be entitled to have the securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable Indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary for that global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable Indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action that a holder is entitled to give or take under the applicable Indenture, the depositary for the global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal (or premium, if any) and interest payments on debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security. Neither Aetna nor the Trustee nor any agent of Aetna or the Trustee will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders of that global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of the securities represented by a global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the global security that had been held by the depositary. In addition, we may at any time and in our sole discretion decide not to have any of the securities represented by one or more global securities. If we make that decision, we will issue securities in definitive form in exchange for all of the global security or securities representing those securities. Any securities issued in definitive form in exchange for a global security will be registered in the name or names that the depositary gives to the Trustee or relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the global security that had been held by the depositary.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase Aetna common stock, our preferred stock or our debt securities. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

DESCRIPTION OF PURCHASE CONTRACTS AND UNITS

We may issue purchase contracts or units consisting of one or more debt securities, shares of common stock, shares of preferred stock, purchase contracts, warrants or any combination of such securities or securities of other entities. The terms of any purchase contracts or units to be issued will be set forth in the applicable prospectus supplement.

CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES

The following discussion is the opinion of Davis Polk & Wardwell LLP. It accurately describes the material U.S. federal income and certain estate tax consequences of ownership and disposition of the debt securities. This discussion applies only to debt securities held as capital assets. This discussion does not describe all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities;

•	persons holding debt securities as part of a “straddle”, integrated transaction or similar transaction;

•	U.S. Holders (as defined below) whose functional currency is not the United States dollar;

•	traders in securities that elect the mark-to-market method of tax accounting for their securities holdings;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes; or

•	persons subject to the alternative minimum tax.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds debt securities, the U.S. federal income tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding debt securities and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of holding and disposing of the debt securities.

This summary is based on the Internal Revenue Code of 1986, as amended to the date of the Registration Statement of which this prospectus forms a part (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed United States Treasury Regulations, in each case available on the date of this prospectus. Changes to any of such statutes, decisions and/or interpretations subsequent to the date of this prospectus may affect the tax consequences described herein. Persons considering the purchase of debt securities are urged to consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a debt security that is for United States federal income tax purposes:

•	a citizen or individual resident of the United States and certain former citizens and residents of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof; or

•	an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Payments of Interest

Interest paid on a debt security will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s method of accounting for federal income tax purposes. Special rules governing the treatment of interest paid with respect to original issue discount debt securities and indexed notes, including certain floating rate debt securities, are described under “Original Issue Discount” below.

Original Issue Discount

A debt security that is issued for an amount less than its “stated redemption price at maturity” will be considered to have been issued at an original issue discount for federal income tax purposes (and will be referred to as an “original issue discount debt security”) unless the debt security satisfies a de minimis threshold (as described below) or is a short-term debt security (as defined below). The “issue price” of a debt security will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the debt securities is sold for money. The “stated redemption price at maturity” of a debt security will equal the sum of all payments required under the debt security other than payments of “qualified stated interest.” “Qualified stated interest” is stated interest unconditionally payable in cash or in property (other than in debt instruments of the issuer) at least annually during the entire term of the debt security and equal to the outstanding principal balance of the debt security multiplied by a single fixed rate of interest or, subject to certain conditions, based on one or more indices.

If the difference between a debt security’s stated redemption price at maturity and its issue price is less than a de minimis amount, i.e., 1/4 of 1 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity, then the debt security will not be considered to have original issue discount. U.S. Holders of a debt security with a de minimis amount of original issue discount will generally include such original issue discount in income, as capital gain, on a pro rata basis as principal payments are made on the debt security.

A U.S. Holder of original issue discount debt securities will be required to include any qualified stated interest payments in income in accordance with the U.S. Holder’s method of accounting for federal income tax purposes. U.S. Holders of original issue discount debt securities that mature more than one year from their date of issuance will be required to include original issue discount in income for federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest, before the receipt of cash payments attributable to such income. Under this method, U.S. Holders of original issue discount debt securities generally will be required to include in income increasingly greater amounts of original issue discount in successive accrual periods.

A U.S. Holder may make an election to include in gross income all interest that accrues on a debt security (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) in accordance with a constant yield method based on the compounding of interest (a “constant yield election”). The election is to be made for the taxable year in which the U.S. Holder acquires the debt security and may not be revoked without the consent of the Internal Revenue Service (the “IRS”). U.S. Holders should consult their own tax advisors about this election.

A debt security that matures one year or less from its date of issuance (a “short-term debt security”) will be treated as being issued at a discount and none of the interest paid on the debt security will be treated as qualified stated interest. In general, a cash method U.S. Holder of a short-term debt security is not required to accrue the discount for United States federal income tax purposes unless it elects to do so. U.S. Holders who so elect and certain other U.S. Holders, including those who report income on the accrual method of accounting for federal income tax purposes, are required to include the discount in income as it accrues on a straight-line basis, unless another election is made to accrue the discount according to a constant yield method based on daily compounding. In the case of a U.S. Holder who is not required and who does not elect to include the discount in income currently, any gain realized on the sale, exchange or other taxable disposition of the short-term debt securities will be ordinary income to the extent of the discount accrued on a straight-line basis (or, if elected, according to a constant yield method based on daily compounding) through the date of sale, exchange or other taxable disposition. In addition, those U.S. Holders will be required to defer deductions for any interest paid on indebtedness incurred to purchase or carry short-term debt securities in an amount not exceeding the accrued discount until the accrued discount is included in income.

Under applicable regulations, if we have an unconditional option to redeem a debt security prior to its stated maturity date, this option will be presumed to be exercised if, by utilizing any date on which the debt security may be redeemed as the maturity date and the amount payable on that date in accordance with the terms of the debt security as the stated redemption price at maturity, the yield on the debt security would be lower than its yield to stated maturity. If this option is not in fact exercised, the debt security would be treated solely for purposes of calculating original issue discount as if it were redeemed, and a new debt security were issued, on the presumed exercise date for an amount equal to the debt security’s adjusted issue price on that date.

Contingent Debt Obligations

Special rules govern the tax treatment of debt obligations that are treated under applicable Treasury Regulations as providing for contingent payments (“contingent debt obligations”). These rules generally require accrual of interest income on a constant yield method at an assumed yield determined at the time of issuance of the obligation. Adjustments will be required to these accruals when any contingent payments are made that differ from the payments calculated based on the assumed yield. Any gain on the sale, exchange, retirement or other disposition of a contingent debt obligation will be ordinary income.

Market Discount

If a U.S. Holder purchases a debt security (other than a short-term original issue discount debt security or contingent debt obligation) for an amount that is less than its stated redemption price at maturity (or, in the case of an original issue discount debt security, its “adjusted issue price”), the amount of the difference will be treated as “market discount” for federal income tax purposes, unless such difference is less than a specified de minimis amount. The “adjusted issue price” of an original issue discount debt security is defined as the sum of the issue price of the debt security and the aggregate amount of previously accrued original issue discount, less any prior payments other than payments of qualified stated interest.

A U.S. Holder will be required to treat any principal payment (or, in the case of an original issue discount debt security, any payment that does not constitute qualified stated interest) on, or any gain on the sale, exchange, retirement or other disposition of, a debt security as ordinary income to the extent of the market discount accrued on the debt security at the time of the payment or disposition unless this market discount has been previously included in income by the U.S. Holder pursuant to an election by the U.S. Holder to include market discount in income as it accrues, or pursuant to a constant yield election by the U.S. Holder as described under “Original Issue Discount” above. If such debt security is disposed of in certain nontaxable transactions, accrued market discount will be includible as ordinary income to the U.S. Holder as if such U.S. Holder had sold the debt security at its then fair market value. In addition, the U.S. Holder may be required to defer, until the maturity of the debt security or its earlier disposition (including certain nontaxable transactions), the deduction of all or a portion of the interest expense on any indebtedness incurred or maintained to purchase or carry such debt security.

Acquisition Premium and Amortizable Bond Premium

A U.S. Holder who purchases a debt security (other than a contingent debt obligation) for an amount that is greater than its adjusted issue price but less than or equal to the sum of all amounts payable on the debt security after the purchase date other than payments of qualified stated interest will be considered to have purchased such debt security at an “acquisition premium.” Under the acquisition premium rules of the Code, the amount of original issue discount which such U.S. Holder must include in its gross income with respect to such debt securities for any taxable year will be reduced by the portion of such acquisition premium properly allocable to such year.

If a U.S. Holder purchases a debt security (other than a contingent debt obligation) for an amount that is greater than the sum of all amounts payable on the debt security other than qualified stated interest, such U.S. Holder will be considered to have purchased such debt security with “amortizable bond premium.” In general, amortizable bond premium with respect to any debt security will be equal in amount to the excess of the purchase price over the sum of all amounts payable on the debt security other than qualified stated interest, and the holder may elect to amortize such premium, using a constant yield method, over the remaining term of the debt security.

Special rules may apply in the case of debt securities that are subject to optional redemption. A U.S. Holder may generally use the amortizable bond premium allocable to an accrual period to offset qualified stated interest required to be included in such U.S. Holder’s income with respect to the debt security in that accrual period. A U.S. Holder who elects to amortize bond premium must reduce its tax basis in the debt securities by the amount of the premium amortized in any year. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the taxpayer and may be revoked only with the consent of the IRS.

If a U.S. Holder makes a constant yield election (as described under “Original Issue Discount” above) for a debt security with amortizable bond premium, such election will result in a deemed election to amortize bond premium for all of the U.S. Holder’s debt instruments with amortizable bond premium and may be revoked only with the permission of the IRS with respect to debt instruments acquired after revocation.

Sale, Exchange or Retirement of the Debt Securities

Upon the sale, exchange or other taxable disposition of a debt security, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or other taxable disposition and the U.S. Holder’s tax basis in the debt security. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest as described under “Payments of Interest” above.

Gain or loss realized on the sale, exchange or other taxable disposition of a debt security will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or other taxable disposition the debt security has been held for more than one year. Exceptions to this rule apply to the extent of any accrued market discount or, in the case of a short-term debt security, any accrued discount not previously included in the U.S. Holder’s taxable income. See “Original Issue Discount” and “Market Discount and Premium” above. The deductibility of capital losses is subject to limitations under the Code.

Debt Securities With Special Features

Special rules governing the federal income tax treatment of debt securities with special features, including debt securities denominated in a currency or currency unit other than the United States dollar (“foreign currency debt securities”) or currency-indexed debt securities, will be provided by Aetna in the applicable prospectus supplement.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with payments on the debt securities and the proceeds from a sale or other disposition of the debt securities. A U.S. Holder will be subject to United States backup withholding, currently at a rate of 28 percent, on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s United States federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a debt security that is, for United States federal income tax purposes:

•	an individual who is classified as a nonresident for U.S. federal income tax purposes;

•	a foreign corporation; or

•	a foreign estate or trust.

“Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes. Such a holder is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a debt security.

Subject to the discussion below concerning backup withholding:

•

payments of principal, interest (including original issue discount, if any) and premium on the debt securities by us or any paying agent to any Non-U.S. Holder will not be subject to United States federal withholding tax, provided that, in the case of interest, (i) such Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of Aetna entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to Aetna through stock ownership and is not a bank whose receipt of interest is described in Section 881(c)(3)(A) of the Code; and (ii) the certification requirement described below has been fulfilled with respect to the beneficial owner, as described below;

•

a Non-U.S. Holder of a debt security will not be subject to United States federal income tax on gain realized on the sale, exchange or other disposition of such debt security, unless the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States, subject to an applicable income tax treaty providing otherwise.

Certification Requirement

Interest and original issue discount will not be exempt from withholding tax unless the beneficial owner of that debt security certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a United States person. The exemption will not apply to contingent interest if the amount of such interest is determined with reference to the financial performance of Aetna or a related person or with reference to changes in the value of Aetna’s or a related person’s assets. Unless otherwise provided in the applicable prospectus supplement, we do not expect to pay this type of interest.

If a Non-U.S. Holder of a debt security is engaged in a trade or business in the United States, and if interest (including original issue discount) on the debt security is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraph, will generally be taxed in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders” above), subject to an applicable income tax treaty providing otherwise, except that the Non-U.S. Holder will be required to provide to Aetna a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. These holders should consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of debt securities, including the possible imposition of a branch profits tax at a rate of 30 percent (or a lower treaty rate).

Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a debt security will be treated as U.S. situs property subject to U.S. federal estate tax if payments on the debt security, if received by the decedent at the time of death, would have been:

•	subject to United States federal withholding tax (even if the W-8BEN certification requirement described above were satisfied); or

•	effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with payments on the debt securities. Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition, and the Non-U.S. Holder may be subject to United States backup withholding, currently at a rate of 28 percent, on payments on the debt securities or on the proceeds from a sale or other disposition of the debt securities. Compliance with the certification procedures required to claim the exemption from withholding tax on interest and original issue discount described above will satisfy the certification requirements necessary to avoid backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s United States federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Recent legislation generally imposes a withholding tax of 30% on payments to certain foreign entities with respect to debt securities issued after March 18, 2012, unless various U.S. information reporting and due diligence requirements that are different from, and in addition to, the certification requirements described in the paragraph above have been satisfied. Pursuant to published guidance from the IRS and the U.S. Treasury Department, this legislation applies to payments of interest made after December 31, 2013 and payments of gross proceeds made after December 31, 2014. Non-U.S. Holders should consult their tax advisors regarding the possible implications of this legislation on their investment in the debt securities.

PLAN OF DISTRIBUTION

We may sell the securities in one or more of the following ways (or in any combination of the following ways) from time to time:

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

The applicable prospectus supplement will state the terms of the offering of the securities, which may include:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds we will receive, if any;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any over-allotment option granted to the underwriters;

•	offering expenses payable by us;

•	any securities exchange or exchanges on which the securities may be listed; and

•	any relationships or conflicts of interest with the underwriters that we may be required to disclose.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions, and the underwriters will be obligated to purchase all of such series of securities if any are purchased.

We may sell the securities through agents from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts. Delayed delivery contracts provide for payment and delivery on a specified date in the future. The delayed delivery contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Our agreements with underwriters and agents may entitle such underwriters and agents to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933 (the “1933 Act”), or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

Each series of securities other than Aetna common stock, which is listed on the New York Stock Exchange, will be a new issue of securities and will have no established trading market. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than Aetna common stock, may or may not be listed on a national securities exchange.

VALIDITY OF SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, the validity of the debt securities, warrants, purchase contracts and units offered hereby will be passed upon for Aetna by Davis Polk & Wardwell LLP, New York, New York, and the validity of the shares of common stock and preferred stock offered hereby will be passed upon for Aetna by Drinker Biddle & Reath LLP, Philadelphia, Pennsylvania, special Pennsylvania counsel to Aetna. Counsel for any agents or underwriters will be named in the applicable prospectus supplement. Davis Polk & Wardwell LLP and counsel for the agents or underwriters may rely upon an opinion of Drinker Biddle & Reath LLP as to certain matters governed by Pennsylvania law.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements and schedule of Aetna Inc. and subsidiaries as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010 and management’s assessment of effectiveness of internal control over financial reporting as of December 31, 2010 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. With respect to the unaudited interim financial information for the periods ended March 31, 2011 and 2010, June 30, 2011 and 2010 and September 30, 2011 and 2010, incorporated by reference herein, the independent registered public accounting firm has reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the 1933 Act for their reports on the unaudited interim financial information because those reports are not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the 1933 Act.

ERISA MATTERS

Aetna and certain of its affiliates, including Aetna Life Insurance Company, may each be considered a “party in interest” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a “disqualified person” within the meaning of the Code, with respect to any employee benefit plans subject to Title I of ERISA or Section 4975 of the Code or entities deemed to hold the assets of such plans (each, a “Plan”). Prohibited transactions within the meaning of ERISA or the Code may arise, for example, if debt securities are acquired by a Plan with respect to which Aetna or any of its affiliates is a service provider, unless such debt securities are acquired pursuant to an exemption for transactions effected on behalf of such Plan by a “qualified professional asset manager” or pursuant to any other available statutory, class or individual exemption. In addition, certain governmental, church and non-U.S. plans (“Non-ERISA Arrangements”) are subject to federal, state, local or non-U.S. laws that are substantially similar to Section 406 of ERISA or Section 4975 of the Code (“Similar Laws”).

Therefore, each purchaser or holder of the debt securities or any interest therein will be deemed to have represented by its purchase or holding thereof that either (i) it is not and is not using the assets of any Plan or Non-ERISA Arrangement or (ii) its purchase and holding of the debt securities or any interest therein will not constitute or result in a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or in a similar violation of Similar Laws. Any Plan or Non-ERISA Arrangement proposing to invest in the debt securities should consult with its legal counsel.

The sale of the debt securities that we may offer from time to time hereunder and pursuant to a prospectus supplement to any Plan or Non-ERISA Arrangement is in no respect a representation by Aetna or any of its affiliates that such an investment is appropriate for or meets all relevant legal requirements with respect to investments by any such Plan or Non-ERISA Arrangement generally or any particular Plan or Non-ERISA Arrangement.

$750,000,000

$250,000,000 1.750% Senior Notes Due 2017

$500,000,000 4.500% Senior Notes Due 2042

PROSPECTUS

SUPPLEMENT

Joint Book-Running Managers

Barclays

BofA Merrill Lynch

Citigroup

Credit Suisse

Senior Co-Managers

Goldman, Sachs & Co.

J.P. Morgan

Morgan Stanley

RBS

UBS Investment Bank

US Bancorp

Wells Fargo Securities

Co-Managers

BNY Mellon Capital Markets, LLC

Fifth Third Securities, Inc.

HSBC

Mitsubishi UFJ Securities

PNC Capital Markets LLC

SunTrust Robinson Humphrey

May 1, 2012